Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto contained in Exhibit 99.3 to this Amendment No. 2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 11, 2022 (the “Form 8-K”). This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of the Form 8-K. Actual results may differ materially from those contained in any forward-looking statements. Unless otherwise noted or the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Dave Inc. and our consolidated subsidiaries prior to the closing of the Business Combination (as defined below).

Overview

In the story of David vs. Goliath, the small underdog is able to outsmart and defeat his larger adversary. This is the spirit behind the name “Dave.” We have built an integrated financial services online platform that provides millions of Americans with seamless access to a variety of intuitive financial products at a fraction of the cost and with much higher speed to value than that of the legacy financial services incumbents, such as traditional banks and other financial institutions. Our mission is to build products that level the financial playing field. Our near-term strategy is focused on delivering a superior banking experience for anyone living paycheck to paycheck.

Based on our observation and analysis of Member data, legacy financial institutions charge high fees for consumer banking and other financial services products, which disproportionately burdens tens of millions of Americans who can least afford them. We see this dynamic playing out with our Members who we believe are on average paying between $300-$400 in overdraft, maintenance and other fees to their existing bank for basic checking services.

Further, we see a significant opportunity to address the broader short-term credit market. According to a report by the Center for Financial Services Innovation (“CFSI”), legacy financial institutions charge approximately $30 billion in fees annually. The Financial Health Network estimates that financially “coping” and “vulnerable” populations pay approximately $120 billion a year in fees and interest for access to short-term credit.

Our prospective Member opportunity is also significant. According to the Financial Health Network, by 2023 approximately 45 million Americans will be “financially vulnerable,” 65 million Americans will be unbanked or underbanked and 185 million Americans will fall into the low or volatile income and credit- challenged category. Given these dynamics, we estimate that our total addressable market consists of between 150 million to 180 million Americans who are in need of financial stability and are either not served or underserved by legacy financial institutions.

Dave offers a suite of innovative financial products aimed at helping our Members improve their financial health. Our budgeting tool helps Members manage their upcoming bills to avoid overspending. To help Members avoid punitive overdraft fees and access short-term liquidity, Dave offers cash advances through its flagship 0% interest ExtraCash product. We also help Members generate extra income for spending or emergencies through our Side Hustle product, where we present Members with supplemental work opportunities. Through Dave Banking, we provide a modern checking account experience with valuable tools for building long-term financial health.

Market research conducted by Dave found that legacy financial institutions commonly require a more extensive banking relationship and days or even weeks of wait times to access their features and services, which can potentially be more onerous in order to obtain premium features (e.g., access to increased interest rates requires direct deposit or higher minimum daily balances). Even new challenger banks often take multiple days or even weeks before allowing members to access certain premium features, according to the same research. In contrast, Members are able to utilize all of Dave’s products individually and instantly, whether or not their banking relationship is with us. As an example, our ExtraCash product allows new Members to access up to $250 to cover an overdraft at their existing bank. We are able to do this by leveraging our proprietary machine learning engine that analyzes a Member’s prior transaction history at their existing bank. This flexible approach to Member choice and speed to value has been a key driver of our growth and best-in-Class brand favorability. According to market research conducted by Dave in June 2021 through a third-party using a quantitative online survey of 2,021 respondents across the United States 73% of respondents rated Dave in the two highest favorable categories (42% very favorable and 30% somewhat favorable) compared to other bank innovators.

We have only begun to address the many inequities in financial services, but our progress to date demonstrates the demand for Dave to rewire the financial system for the everyday person. Since inception and through the date of this Annual Report on Form 10-K, over 10 million Members have registered on the Dave app, over six million of them have used at least one of our current products and we believe that we have a substantial opportunity to continue growing our Member base going forward. We strongly believe that the value proposition of our platform approach will continue to accelerate as a result of our data-driven perspective of our Members, allowing us to introduce products and services that address their changing life circumstances.

Business Combination and Public Company Costs

On January 5, 2022 (the “Closing Date”), we consummated the previously announced mergers contemplated by the Merger Agreement, dated as of June 7, 2021 (the “Merger Agreement”), by and among VPC Impact Acquisition Holdings III, Inc. (“VPCC”), Dave Inc., a Delaware corporation (“Legacy Dave”), Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned subsidiary of VPCC (“First Merger Sub”), and Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of VPCC (“Second Merger Sub” and together with the First Merger Sub, the “Merger Subs”). Pursuant to the Merger Agreement, First Merger Sub merged with and into Legacy Dave (the “First Merger”), with Legacy Dave being the surviving corporation of the First Merger (the “Surviving Corporation”), and immediately following the First Merger, the Surviving Corporation merged with and into Second Merger Sub (the “Second Merger,” together with the First Merger, the “Mergers” and the Mergers together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Second Merger Sub being the surviving company of the Second Merger as a wholly owned subsidiary of VPCC (the “Surviving Entity”). In connection with the closing of the Business Combination, we changed our name from “VPC Impact Acquisition Holdings III, Inc.” to “Dave Inc.,” and the Surviving Entity operates under the name “Dave Operating LLC.”

While the legal acquirer in the Merger Agreement is VPCC, for financial accounting and reporting purposes under accounting principles generally accepted in the United States (“U.S. GAAP”), Legacy Dave is the accounting acquirer, and the Business Combination is accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Legacy Dave in many respects. Under this method of accounting VPCC is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy Dave is deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Legacy Dave (i.e., a capital transaction involving the issuance of stock by VPCC for Dave Capital Stock). Accordingly, the consolidated assets, liabilities and results of operations of Legacy Dave will become the historical consolidated financial statements of the combined company, and VPCC’s assets, liabilities and results of operations have been consolidated with Dave beginning on the Closing Date. Operations prior to the Business Combination will be presented as those of Legacy Dave in future reports. The net assets of VPCC are recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

As a result of the consummation of the Business Combination, we expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, and legal and administrative resources, including increased audit, compliance and legal fees.

Recent Developments

On March 21, 2022, we entered into a Convertible Note Purchase Agreement (“Purchase Agreement”) with FTX Ventures Ltd., owner and operator of FTX US (“FTX Ventures”), pursuant to which, we sold and issued a convertible note in the initial principal amount of $100.0 million (the “note” and the transactions contemplated by the Purchase Agreement and the note, the “Transaction”). The Transaction is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act. We intend to use the proceeds from the sale of the note for working capital and general corporate purposes.

The note bears interest at a fixed rate of 3.00% per year (compounded semi-annually), payable semi-annually in arrears on June 30th and December 31th of each year. Interest may be paid in-kind or in cash, at our option. Forty-eight months (the “Maturity Date”) after the date of the initial issuance of the note (the “Issuance Date”), we will pay FTX Ventures the sum of (i) the outstanding principal amount of the note, plus (ii) all accrued but unpaid interest thereon, plus (iii) all expenses incurred by FTX Ventures (the “Redemption Price”). Payment of the Redemption Price on the Maturity Date will constitute a redemption of the note in whole.

During the term of the note, the note will be convertible into shares of our Class A Common Stock, par value $0.0001 per share (the “Common Stock”) at the option of FTX Ventures, upon delivery on one or more occasions of a written notice to us electing to convert the note or all of any portion of the outstanding principal amount of the note. The initial conversion price of the note is $10.00 per share of Common Stock (the “Conversion Price”). The conversion price of the note is subject to adjustment for stock splits, dividends or distributions, recapitalizations, spinoffs or similar transactions. The note and the shares of Common Stock issuable upon conversion of the note have not been registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Beginning on the twenty-four-month anniversary of the Issuance Date continuing until the Maturity Date, if the closing price of the Common Stock equals or exceeds 175% of the Conversion Price for 20 out of the 30 consecutive trading days ending immediately preceding the delivery of the notice of our election to convert the note, the note will be convertible into shares of Common Stock, upon delivery of a written notice to FTX Ventures electing to convert the note or all or any portion of the outstanding principal amount of the note.

At any time prior to the Maturity Date, we may, in our sole discretion and upon delivery of a written notice to FTX Ventures electing to prepay the note, prepay the note without penalty by paying FTX Ventures 100% of the Redemption Price. Once the Redemption Price has been delivered to FTX Ventures, the note will be cancelled and retired.

Conversion of the full initial principal amount of the note would result in the issuance of 10,000,000 shares of Common Stock if converted at $10.00 per share, which amount is subject to increase by any interest paid in kind that is added to the outstanding principal under the terms of the note.

The Purchase Agreement and note include customary representations, warranties and covenants and set forth standard events of default upon which the note may be declared immediately due and payable.

On March 21, 2022, we also entered into a White Label Services Agreement (the “Services Agreement”) with West Realm Shire Services, Inc., d/b/a FTX US (“FTX US”). The Services Agreement allows our customers to establish accounts with FTX US through our platform to place orders for eligible cryptocurrencies and for the settlement of such orders. During the four-year term of the Services Agreement, FTX US will be our exclusive provider of such cryptocurrency services.

Business Combination and Public Company Costs

In January 2021, Dave OD Funding I, LLC, a Delaware LLC and our subsidiary as a result of the Business Combination (“Dave OD Funding”), entered into a $100.0 million delayed draw credit facility (the “Existing Financing Agreement”) with Victory Park Management, LLC, an affiliate of VPCC. The facility has a base rate of 6.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. Should the principal balance exceed $50 million or $75 million, the base rate will decrease to 5.95% or 5.45%, respectively. The facility, which contains multiple tranches, allows Dave OD Funding to draw on the facility based upon eligible receivables outstanding and qualified cash. As a result of the Business Combination, we are guarantors of $50 million of Dave OD Funding’s obligations under the Existing Financing Agreement. This limited guaranty is secured by a first-priority lien against substantially all of our assets. Warrants were also issued by Legacy Dave in connection with the facility and those warrants were converted into our warrants as a result of the Business Combination. In November 2021, Dave OD Funding entered into an amendment of the Existing Financing Agreement which added a $20 million credit line (as amended, the “Credit Facility”) which has an interest rate of 8.95% annually plus a base rate defined as the greater of three-month LIBOR (0.21% as of December 31, 2021) and 2.55%. At December 31, 2021, $35.0 million of term loans under the facility were outstanding and $20.0 million had been drawn on the credit line. Please refer to Note 12 in the accompanying audited consolidated financial statements of Dave for the year ended December 31, 2021 included in this Amendment No. 2 to the Form 8-K.

In August 2021, VPCC announced that it entered into an amendment to the PIPE subscription agreement it previously entered into with Alameda Research Ventures LLC (“Alameda Research”), in connection with the Business Combination. The amendment called for a $15 million pre-funding of Alameda Research’s PIPE Investment, which was facilitated through the issuance of a promissory note by Legacy Dave to Alameda Research, which was discharged at the Closing of the Business Combination through the issuance of 1.5 million shares of Dave to Alameda Research. The promissory note bore an interest rate of the applicable short-term federal rate and was due at the earlier of (i) the one-year anniversary of the promissory note or (ii) an event of default. For more information regarding the promissory note, please refer to Note 11 in the accompanying audited consolidated financial statements of Dave for the year ended December 31, 2021 included in this Amendment No. 2 to the Form 8-K.

Restatement of Consolidated Financial Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations gives effect to certain adjustments made to our previously issued consolidated financial statements as of and for the years ended December 31, 2021 and 2020. The determination to restate these consolidated financial statements was made by management after its review of records related to the classification of cash flows to/from Member advances, in connection with its preparation of the Company’s consolidated financial statements for the six months ended June 30, 2022. See Note 2—Restatement of Previously Issued Financial Statements to our consolidated financial statements.

COVID-19 Impact

There are many uncertainties regarding the current global pandemic involving a novel strain of coronavirus (“COVID-19”), and we continue to closely monitor the impact of the pandemic on all aspects of our business, including how it has and may in the future impact our Members, employees, suppliers, vendors, and business partners. The duration and magnitude of the continuing effects of COVID-19 on our Members remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventive measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs, and the type of stimulus measures and other policy responses that the U.S. government may further adopt.

Beginning in March 2020, our business and operations were disrupted by the conditions caused by COVID-19, which adversely affected Members’ spending levels and disposable income. Governmental actions such as the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) helped mitigate the effects of COVID-19 on our Members. In particular, stimulus funds and enhanced unemployment benefits provided under the CARES Act created additional financial support for our Members; however, the overall economic conditions and increased levels of unemployment may negatively impact the creditworthiness of our Members and could impact the credit risk on our Advance business. We actively monitor the performance of our Advance portfolio and will continue to assess the impact of the COVID-19 pandemic. At the onset of the pandemic, we made some underwriting modifications in response and intend to make additional adjustments to our risk management policies as necessary.

For more information concerning COVID-19, see the section titled “Risk Factors—Our business, financial condition and results of operations have and may continue to be adversely affected by the COVID-19 pandemic or other similar epidemics or adverse public health developments, including government responses to such events” and “—Our non-recourse cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive.”

Comparability of Financial Information

Our future results of operations and financial position may not be comparable to historical results as a result of the consummation of the Business Combination.

Key Factors Affecting Operating Results

Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including Member growth and activity, product expansion, competition, industry trends and general economic conditions.

Member Growth and Activity

We have made significant investments in our platform and our business is dependent on continued Member growth, as well as our ability to offer new products and services and generate additional revenues from our existing members using such additional products and services. Member growth and activity are critical to our ability to increase our scale, capture market share and earn an attractive return on our technology, product and marketing investments. Growth in Members and Member activity will depend heavily on our ability to continue to offer attractive products and services and the success of our marketing and Member acquisition efforts.

Product Expansion

We aim to develop and offer a best-in-class financial services platform with integrated products and services that improve the financial wellbeing of our Members. We have invested and continue to make significant investments in the development, improvement and marketing of our financial products and are focused on continual growth in the number of products we offer that are utilized by our Members.

Competition

We face competition from several financial services-oriented institutions. In our reportable segment, as well as in potential new lines of business, we may compete with more established institutions, some of which have more financial resources. We compete at multiple levels, including competition among other financial institutions and lenders in our Advances business, competition for deposits in our Checking Product from traditional banks and digital banking products, competition for subscribers to our financial management tools, and competition with other technology platforms for the enterprise services that we provide. Some of our competitors may at times seek to increase their market share by undercutting pricing terms prevalent in that market, which could adversely affect our market share for any of our products and services or require us to incur higher member acquisition costs.

Key Components of Statements of Operations

Basis of presentation

Currently, we conduct business through one operating segment which constitutes a single reportable segment. For more information about our basis of presentation, refer to Note 1 in the accompanying audited consolidated financial statements of Dave included in this Amendment No. 2 to the Form 8-K.

Service based revenue, net

Service based revenue, net primarily consists of optional tips, optional express processing fees and subscriptions charged to Members, net of processor-related costs associated with advance disbursements. Service based revenue, net also consists of lead generation fees from our Side Hustle advertising partners as well as fees earned related to the Rewards Product for Members who make debit card spending transactions at participating merchants.

Transaction based revenue, net

Transaction based revenue, net consists of interchange and ATM revenues from our Checking Product, net of ATM-related fees, and are recognized at the point in time the transactions occur, as the performance obligation is satisfied.

Operating expenses

We classify our operating expenses into the following five categories:

Provision for Unrecoverable Advances

The provision for unrecoverable advances primarily consists of an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding advances receivable. We currently estimate the allowance balance required using historical loss and collections experience, and, if relevant, the nature and volume of the portfolio, economic conditions, and other factors. Changes to the allowance have a direct impact on the provision for unrecoverable advances in the consolidated statement of operations. We consider advances more than 120 days past due or which become uncollectible based on information available to us as impaired. All impaired advances are deemed uncollectible and subsequently written off and are a direct reduction to the allowance for unrecoverable advances. Subsequent recoveries, if any, of Member advances written-off are recorded as a reduction to Member advances, resulting in a reduction to the allowance for unrecoverable advances and a corresponding reduction to the provision for unrecoverable advances in the consolidated statements of operations when collected.

Processing and Servicing Fees

Processing and servicing fees consist of fees paid to our processing partners for the recovery of advances, tips, expedited processing fees and subscriptions. These expenses also include fees paid for services to connect Members’ bank accounts to our application. Except for processing and servicing fees associated with advance disbursements which are recorded net against revenue, all other processing and service fees are expensed as incurred.

Advertising and Marketing

Advertising and marketing expenses consist primarily of fees we pay to our platform partners. We incur advertising and marketing expenses for online, social media and television advertising and for partnerships and promotional advertising. Advertising and marketing expenses are recognized as incurred and typically deliver a benefit over an extended period of time. All advertising and marketing costs are expensed as incurred.

Compensation and Benefits

Compensation and benefits expenses represent the compensation, inclusive of stock-based compensation and benefits, that we provides to our employees and the payments we make to third-party contractors. While we have an in-house customer service function, we employ third-party contractors to conduct call center operations and handle routine customer service inquiries and support.

Other Operating Expenses

Other operating expenses consist primarily of technology and infrastructure (third-party Software as a Service “SaaS”), commitments to charity, transaction based costs (program expenses, association fees, processor fees, losses from Member-disputed transactions, and fraud), depreciation and amortization of property and equipment and intangible assets, general and recurring legal fees, rent, certain sales tax related costs, office related expenses, public relations costs, professional service fees, travel and entertainment, and insurance. Costs associated with technology and infrastructure, rent, depreciation and amortization of our property and equipment and intangible assets, professional service fees, travel and entertainment, public relations costs, utilities, office-related expenses and insurance technology and infrastructure (third-party subscriptions), depreciation and amortization of property and equipment and intangible assets, general and recurring legal fees, rent, office-related expenses, public relations costs, professional service fees, travel and entertainment and insurance vary based upon our investment in infrastructure, business development, risk management and internal controls and are generally not correlated with our operating revenues or other transaction metrics.

We expect our operating expenses to increase for the foreseeable future with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Other (income) expenses

Other (income) expenses consist of interest income, interest expense, gain on conversion of convertible notes, loss on the derivative liability associated with convertible notes, legal settlement, litigation expenses, derivative asset fair value adjustments, other strategic financing and transactional expenses, and warrant liability fair value adjustments.

Provision for income taxes

Provision for income taxes consists of the federal and state corporate income taxes accrued on income resulting from the sale of our services. On March 27, 2020, the CARES Act was signed into law, which among other things, includes certain income tax provisions for corporations; however, these benefits did not impact our current tax provision.

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020

Operating revenues

	For the Years Ended		Change
	December 31,		$	%
(in thousands, except for percentages)	2021	2020	2021/2020	2021/2020
Service based revenue, net
Processing fees, net	$79,101	$66,969	$12,132	18%
Tips	45,106	36,189	8,917	25%
Subscriptions	17,203	16,678	525	3%
Other	772	759	13	2%
Transaction based revenue, net	10,831	1,201	9,630	802%

Total	$153,013	$121,796	$31,217	26%

Service based revenue, net—

Processing Fees, net

Processing fees, net of processor costs associated with advance disbursements, for the year ended December 31, 2021 increased by approximately $12.1 million, or 18%, compared to the year ended December 31, 2020. The increase was primarily attributable to increases in advance volume of approximately $1,007.0 million to approximately $1,412.8 million along with a higher average advance amount period over period. Processing fees tend to increase as advance volume increases, but may not always trend ratably as processing fees vary depending on the total amount of the advance. Approximately 99% and 98% of Members chose to pay a processing fee to expedite an advance for the years ended December 31, 2021 and 2020, respectively. The average processing fees paid to expedite these advances were approximately $5.15 and $4.56 per advance, respectively.

Tips

Tips for the year ended December 31, 2021 increased by approximately $8.9 million, or 25%, compared to the year ended December 31, 2020. The increase was primarily attributable to increases in advance volume of approximately $1,007.0 million to approximately $1,412.8 million period over period. Tips tend to increase as advance volume increases, but may not always trend ratably as tips often vary depending on the total amount of the advance. Approximately 80% and 81% of Members chose to leave a tip for the years ended December 31, 2021 and 2020, respectively. The average amount of tip Members chose to leave was approximately $4.71 and $3.72 per advance, respectively.

Subscriptions

Subscriptions for the year ended December 31, 2021 increased by approximately $0.5 million, or 3%, compared to the year ended December 31, 2020. The increase was primarily attributable to an increase in the number of paying Members on our platform.

Other

Other revenue for the year ended December 31, 2021 increased by approximately $0.01 million, or 2%, compared to the year ended December 31, 2020. The increase was primarily attributable to increases in average revenue per lead related to amounts received from our Side Hustle advertising partners.

Transaction based revenue, net—Transaction based revenue, net for the year ended December 31, 2021 increased by approximately $9.6 million or 802%, compared to the year ended December 31 2020. This increase was primarily attributable to the growth in Members engaging with our Checking Product and corresponding growth in the number of transactions initiated by Members.

Operating expenses

	For the Years Ended		Change
	December 31,		$	%
(in thousands, except for percentages)	2021	2020	2021/2020	2021/2020
Provision for unrecoverable advances	$32,174	$25,539	$6,635	26%
Processing and servicing fees	23,459	21,646	1,813	8%
Advertising and marketing	51,454	38,019	13,435	35%
Compensation and benefits	49,544	22,210	27,334	123%
Other operating expenses	43,260	15,763	27,497	174%

Total	$199,891	$123,177	$76,714	62%

Provision for unrecoverable advances—The provision for unrecoverable advances totaled approximately $32.2 million for the year ended December 31, 2021, compared to approximately $25.5 million for the year ended December 31, 2020. The increase of approximately $6.6 million, or 26%, was primarily attributable to increases in provision expense related to Member advances aged over 120 days and those that have become uncollectible based on information available to us of approximately $10.4 million, offset by a decrease in the provision expense related to Member advances aged 120 days and under of approximately $3.8 million.

The increase in provision expense related to Member advances aged over 120 days and those which have become uncollectible based on information available to us, period over period, was driven primarily by aged receivables and the increase in advance volume from approximately $1,007.0 million to approximately $1,412.8 million for the years ended December 31, 2020 and 2021, respectively. All impaired advances deemed uncollectible are subsequently written-off and are a direct reduction to the allowance for unrecoverable advances.

The decrease in provision expense related to Member advances aged 120 days and under, was primarily attributed to lower Member advances outstanding in certain aged tranches as of December 31, 2021 compared to December 31, 2020, where Member advances outstanding in those same tranches were higher as of the year ended December 31, 2020 when compared to December 31, 2019. This resulted in a decrease to the allowance for unrecoverable advances and corresponding lower provision for unrecoverable advances expense during the year ended December 31, 2021 as compared to December 31, 2020. We anticipate volatility in Member advances outstanding each year as they are directly correlated with the timing and volume of Member advance activity during the last 120 days of the year.

Throughout 2021, overall historical loss and collections experience of Member advances remained steady, however, historical loss and collections experience decreased slightly when compared to 2020 primarily as a result of underwriting modifications made during early 2020 in response to the onset of COVID-19. These underwriting modifications primarily consisted of lower advance amounts and stricter eligibility requirements. Any changes to our historical loss and collections experience directly affects the historical loss rates utilized in the calculation of the allowance for uncollectible advances. The changes in the allowance for unrecoverable advances, period over period, has a direct impact on the provision for unrecoverable advances.

For information on the aging of Member advances and a rollforward of the allowance for unrecoverable advances, refer to the tables in Note 5 to our audited consolidated financial statements included in this Amendment No.2 to the Form 8-K.

Processing and service fees—Processing and servicing fees totaled approximately $23.5 million for the year ended December 31, 2021, compared to approximately $21.6 million for the year ended December 31, 2020. The increase of approximately $1.8 million, or 8%, was primarily attributable to the increase in advance volume from $1,007.0 million to $1,412.8 million for the years ended December 31, 2020 and 2021, respectively, offset by volume associated discounts and cost savings due to price reductions from our processors.

Advertising and marketing—Advertising and marketing totaled approximately $51.5 million for the year ended December 31, 2021, compared to approximately $38.0 million for the year ended December 31, 2020. The increase of approximately $13.4 million or 35% was primarily attributable to increased marketing efforts and promotions across various social media platforms and television.

Compensation and benefits—Compensation and benefits totaled approximately $49.5 million for the year ended December 31, 2021, compared to approximately $22.2 million for the year ended December 31, 2020. The increase of approximately $27.3 million, or 123%, was primarily attributable to the following:

•	an increase in payroll and related costs of approximately $13.5 million, primarily due to hiring and increased headcount throughout the business;

•

an increase in consultants and contractor costs of approximately $8.0 million, primarily due to our need to supplement recruiting efforts, increase IT security, marketing, and augmenting customer service resources; and

•

an increase in stock-based compensation of approximately $5.9 million, primarily due to an increase of approximately $2.4 million from new stock option grants related to increased headcount to support the growth of the business and an increase of approximately $3.5 million from certain stock options modifications.

Other operating expenses—Other operating expenses totaled approximately $43.3 million for the year ended December 31, 2021, compared to approximately $15.8 million for the year ended December 31, 2020. The increase of approximately $27.5 million, or 174%, was primarily attributable to the following:

•	an increase in expenses related to our Checking Product of approximately $16.2 million, primarily attributable to the growth in Members and the number of transactions processed;

•

an increase in chargeback related expenses of approximately $4.0 million, primarily due to non-recurring fraudulent activity in relation to our Checking Product (see “Risk Factors—Risks related to our Business and Industry—Fraudulent and other illegal activity involving our products and services could lead to reputational damage to us, reduce the use of our platform and services and may adversely affect our financial position and results of operations.”);

•	an increase in charitable contribution expenses of approximately $1.0 million, primarily due to increased amounts pledged to charitable meal donations related to increased Members’ tips;

•

an increase in technology and infrastructure expenses of approximately $3.4 million, primarily due to increased spending to support the growth of our business and development of new products and features

•	an increase in depreciation and amortization of $1.3 million, primarily due to equipment purchases for increased headcount and amortization of internally developed software;

•	an increase in rent expense of $0.9 million, primarily due to additional leased office space; and

•	an increase in insurance and state and local taxes, inclusive of sales tax, of approximately $0.2 million and $0.4 million, respectively

Other (income) expense

	For the Years Ended		Change
	December 31,		$	%
(in thousands, except for percentages)	2021	2020	2021/2020	2021/2020
Interest income	$(287)	$(409)	$122	-30%
Interest expense	2,545	17	2,528	14871%
Legal settlement and litigation expenses	1,667	4,467	(2,800)	-63%
Other strategic financing and transactional expenses	264	1,356	(1,092)	-81%
Changes in fair value of derivative asset on loans to stockholders	(34,791)	—	(34,791)	100%
Changes in fair value of warrant liability	3,620	—	3,620	100%

Total	$(26,982)	$5,431	$(32,413)	-597%

Interest income—Interest income totaled approximately $0.3 million for the year ended December 31, 2021, compared to approximately $0.4 million for the year ended December 31, 2020. The decrease of approximately $0.1 million, or 30%, was primarily attributable to lower yields on marketable securities.

Interest expense— Interest expense totaled approximately $2.5 million for the year ended December 31, 2021, compared to approximately $0.02 million for the year ended December 31, 2020. The increase of approximately $2.5 million, or 14,871%, was primarily attributable to interest related to the Credit Facility which we entered into during January, 2021, and was subsequently amended in November, 2021.

Legal settlement and litigation expenses—Legal settlement and litigation expenses totaled approximately $1.7 million for the year ended December 31, 2021, compared to approximately $4.5 million for the year ended December 31, 2020. See “Information About Dave —Legal Proceedings” for more information regarding pending legal actions. The decrease of approximately $2.8 million, or 63%, was primarily attributable to reduced expenses due to the pending settlement of a class action lawsuit, net of estimated insurance reimbursements as compared to those expenses recorded during the year ended December 31, 2020.

Other strategic financing and transactional expenses—Other strategic financing and transactional expenses totaled approximately $0.3 million for the year ended December 31, 2021, compared to approximately $1.4 million for the year ended December 31, 2020. The decrease of approximately $1.1 million, or 81%, was primarily attributable to reduced spending on audit and compliance related expenses associated with potential strategic financing alternatives.

Changes in fair value of derivative asset on loans to stockholders—Changes in fair value of derivative asset on loans to stockholders totaled approximately $34.8 million for the year ended December 31, 2021, compared to $0 for the year ended December 31, 2020. The increase of approximately $34.8 million, or 100%, was primarily attributable to fair value adjustments associated with options issued in connection with loans to stockholders resulting from an increase in the fair value of our common stock.

Changes in fair value of warrant liability—Changes in fair value of warrant liability totaled approximately $3.6 million for the year ended December 31, 2021, compared to $0 for the year ended December 31, 2020. The increase of approximately $3.6 million, or 100%, was primarily attributable to fair value adjustments associated with certain warrants issued in connection with the Existing Financing Agreement.

Provision for income taxes

	For the Years Ended December 31,		Change
(in thousands, except for percentages)			$	%
	2021	2020	2021/2020	2021/2020
Provision for income taxes	$97	$145	$(48)	-33%

Total	$97	$145	$(48)	-33%

Provision for income taxes for the year ended December 31, 2021 decreased by approximately $0.048 million or 33%, compared to the year ended December 31, 2020. This relative decrease was primarily attributable to an increase in the pre-tax loss for the period ended December 31, 2021 and a decrease in the amount of certain deferred tax liabilities that had not qualified as sources of future taxable income for valuation allowance purposes.

Comparison of Years Ended December 31, 2020 and 2019

A discussion regarding our results of operations for the year ended December 31, 2020 compared to the results for the year ended December 31, 2019 can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dave – Results of Operations” in the proxy statement/prospectus filed with the SEC on December 13, 2021, which is available on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful in assessing our operating performance and are more indicative of our operational performance and facilitate an alternative comparison among fiscal periods. These non-GAAP financial measures are not, and should not be viewed as, substitutes for GAAP reporting measures.

Adjusted EBITDA

“Adjusted EBITDA” is defined as net (loss) income adjusted for interest expense (income), income tax benefit, depreciation and amortization, stock-based compensation and other discretionary items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that, when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. The reconciliation of net loss to Adjusted EBITDA below should be reviewed and no single financial measure should be relied upon to evaluate our business.

The following table reconciles net (loss) income to Adjusted EBITDA for the years ended December 31 2021 and 2020, respectively:

(in thousands)	For the Years Ended December 31,
	2021		2020
Net loss	$(19,993	)$	(6,957)
Interest expense (income), net	2,258		(392)
Provision for income taxes	97		145
Depreciation and amortization	2,976		1,718
Stock-based compensation	7,381		1,525
Legal settlement and litigation expenses	1,667		4,467
Other strategic financing and transactional expenses	264		1,356
Changes in fair value of derivative asset on loans to stockholders	(34,791)		—
Changes in fair value of warrant liability	3,620		—

Adjusted EBITDA	$(36,521	)$	1,862

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the issuance of preferred stock through our Series A and Series B funding rounds, issuances of convertible notes, and funds from borrowings under the Existing Financing Agreement. As of December 31, 2021 and December 31, 2020, our cash and marketable securities balances were $40.6 million and $22.7 million, respectively.

As an early-stage company, the expenses we have incurred since inception are consistent with our strategy and approach to capital allocation. Dave expects to incur net losses in accordance with our operating plan as we continue to expand and improve upon our financial platform.

Our ability to access capital when needed is not assured and, if capital is not available to Dave when, and in the amounts needed, Dave could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results.

We believe that our cash on hand following the consummation of the Business Combination, including the net proceeds of VPCC’s cash in trust and the proceeds from the PIPE Investment and any alternative financing, should be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this Amendment No.2 to the Form 8-K and sufficient to fund our operations. We may raise additional capital through follow-on public offerings or debt financings. The amount and timing of our future funding requirements, if any, will depend on many factors, including the pace and results of our research and development efforts. No assurances can be provided that additional funding will be available at terms acceptable to us, if at all. If we are unable to raise additional capital, we may significantly curtail our operations, modify existing strategic plans and/or dispose of certain operations or assets.

Material Cash Requirements

While the effect of COVID-19 has created economic uncertainty and impacted how we manage our liquidity and capital resources, we intend to continue to invest in people, marketing and user acquisition, technology and infrastructure, and new and existing financial products and programs we believe are critical to meeting our strategic objectives. As growth of our ExtraCash product scales, material cash will be required to fund advances until the point at which those advances are subsequently collected. The amount and timing of these related cash outflows in future periods is difficult to predict and is dependent on a number of factors including the hiring of new employees, the rate of change in technology used in our business and our business outlook as a result of the COVID-19 pandemic. While we expect certain cash outflows for these expenditures will exceed amounts spent in 2021, we expect to fund these cash outflows primarily through our cash flows provided by operating and financing activities.

We may use cash to acquire businesses and technologies. The nature of these transactions, however, makes it difficult to predict the amount and timing of such cash requirements.

In the normal course of business, we enter into various agreements with our vendors and retail distributors that may subject us to minimum annual requirements. While our contractual commitments will have an impact on our future liquidity, we believe that we will be able to adequately fulfill these obligations through cash generated from operations and from our existing cash balances. Dave does not have any “off-balance sheet arrangements,” as defined by the SEC regulations

In response to our remote employee workforce strategy in the U.S., we have not yet closed our leased office locations. We are required to continue making our contractual payments until our operating leases are formally terminated or expire. Our remaining leases have terms of less than 1 year to approximately 4 years, subject to renewal options of varying terms, and as of December 31, 2021, we had a total lease liability of approximately $2.9 million. See Note 13 - Leases of the Notes to our Consolidated Financial Statements for additional information regarding our lease liabilities as of December 31, 2021.

We also have certain contractual payment obligations for principal and interest owed under our Existing Financing Agreement Dave OD Funding entered into with Victory Park Management, LLC, then an affiliate of VPCC. Interest payments are required to be made on a monthly basis. At December 31, 2021, $35.0 million of term loans under the Existing Financing Agreement were outstanding and $20.0 million has been drawn on the credit line under the Existing Financing Agreement. For more information on the Existing Financing Agreement, see “—Recent Developments.”

Cash Flows Summary

	For the Year Ended December 31,
Total cash (used in) provided by: (in thousands)	2021	2020
Operating activities	$(541)	$21,740
Investing activities	(37,202)	(27,464)
Financing activities	65,046	4,241

Net increase (decrease) in cash and cash equivalents and restricted cash	$27,303	$(1,483)

Cash Flows From Operating Activities

We recorded a net loss of approximately $20.0 million for the year ended December 31, 2021, and a net loss of approximately $7.0 million for the year ended December 31, 2020. We reported cash flows from operating activities of approximately ($0.5) million and $21.7 million for the years ended December 31, 2021 and 2020, respectively.

Net cash used in operating activities for the year ended December 31, 2021 included a net loss of approximately $20.0 million, adjusted for non-cash items of approximately $3.1 million for depreciation and amortization, approximately $32.2 million for provision for unrecoverable advances, approximately $3.6 million for an increase in warrant liability fair value, and approximately $7.4 million for stock-based compensation expense, partially offset by approximately $34.8 million for an increase in derivative asset fair value. Further changes in cash flows from operations included an increase in receivables related to revenue from Member advances of approximately $2.3 million, a decrease in other current liabilities of approximately $1.6 million and a decrease in other non-current liabilities of $0.5 million. These changes were offset primarily by a decrease in prepaid income taxes of approximately $2.6 million, an increase in accounts payable of approximately $2.6 million, an increase in accrued expenses of approximately $7.1 million, and an increase in legal settlement accrual of $0.5 million.

Net cash used in operating activities for the year ended December 31, 2020 included a net loss of approximately $7.0 million, adjusted for non-cash items of approximately $1.7 million for depreciation and amortization, approximately $25.5 million for provision for unrecoverable advances and approximately $1.5 million for stock-based compensation expense. Further changes in cash flows from operations included an increase in receivables related to revenue from Member advances of approximately $4.4 million, an increase in prepaid income taxes of approximately $4.0 million, an increase in prepaid expenses and other current assets of approximately $2.6 million, and a decrease in income taxes payable of approximately $0.5 million. These changes were offset primarily by an increase in accrued expenses of approximately $3.4 million, an increase in other current liabilities of approximately $2.5 million, an increase in accounts payable of approximately $2.0 million, and an increase in legal settlement accrual of approximately $3.2 million.

Cash Flows From Investing Activities

During the year ended December 31, 2021, net cash provided by investing activities was approximately $37.2 million. This included a change in net disbursements and collections of Member advances of approximately $40.2 million, the sale of marketable securities of approximately $9.4 million, partially offset by the capitalization of internally developed software costs of approximately $6.1 million, and the purchase of property and equipment of approximately $0.4 million.

During the year ended December 31, 2020, net cash provided by investing activities was approximately $27.5 million. This included the change in net disbursements and collections of Member advances of approximately $30.9 million, the sale of marketable securities of approximately $7.8 million, partially offset by the capitalization of internally developed software costs of approximately $4.0 million, the purchase of property and equipment of approximately $0.2 million, and the purchase of marketable securities of approximately $0.1 million.

Cash Flows From Financing Activities

During the year ended December 31, 2021, net cash provided by financing activities was approximately $65.0 million, which consisted of $70.0 million in borrowings and approximately $1.7 million in proceeds from for stock option exercises, partially offset by approximately $3.9 million in line of credit repayments and approximately $2.8 million in issuance cost payments. The $70 million in borrowings consisted of $55 million under the Existing Credit Facility and $15 million from a pre-funding of Alameda Research’s PIPE Investment. For more information on the Existing Financing Agreement and Alameda Research’s PIPE Investment, see “—Recent Developments.”

During the year ended December 31, 2020, net cash provided by financing activities was approximately $4.2 million, which consisted of $3.9 million in line of credit borrowings and approximately $0.3 million in proceeds from issuance of common stock for stock option exercises, including early exercises.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with U.S GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported revenues and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) realization of tax assets and estimates of tax liabilities; (ii) valuation of equity securities; (iii) fair value of derivatives; (iv) valuation of notes payable and warrant liabilities; and (v) allowance for unrecoverable advances.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Please refer to Note 3 in our accompanying audited consolidated financial statements for the year ended December 31, 2021 included in this Amendment No.2 to the Form 8-K.

While our significant accounting policies are described in the notes to our audited consolidated financial statements, we believe that the following accounting policies require a greater degree of judgment and complexity and are the most critical to understanding our financial condition and historical and future results of operations.

Fair Value of Financial Instruments

We are required to account for certain financial instruments at fair value with changes in fair value reported in earnings, and may elect fair value accounting for certain other financial instruments in accordance with U.S. GAAP.

Financial instruments carried at fair value include marketable securities, derivative assets related to loans to stockholders, warrant liability and the derivative liability related to the 2018 Convertible Notes.

We apply the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards (“ASC”) ASC 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We use the following hierarchy in measuring the fair value of our assets and liabilities, focusing on the most observable inputs when available:

•	Level 1. Quoted prices in active markets for identical assets or liabilities.
•

Level 2. Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3. Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Derivative Asset

We recorded a derivative asset related to the call option on loans to stockholders. The derivative asset is carried at estimated fair value on our consolidated balance sheets. Changes in the estimated fair value of the derivatives are reported as (gain) loss on derivatives in the accompanying consolidated statements of operations. We utilize the binomial option pricing model to compute the fair value of the derivative asset and to mark to market the fair value of the derivative at each balance sheet date. The binomial option-pricing model considers a range of assumptions related to the fair value of common stock (see below Fair Value of Common Stock for further details), volatility, dividend yield and risk-free interest rate. The binomial option pricing model includes subjective input assumptions that can materially affect the fair value estimates.

Warrant Liability

We recorded a warrant liability associated with the $100.0 million Existing Financing Agreement with Victory Park Management, LLC. The warrant liability is carried on our consolidated balance sheets as a long-term liability estimated at fair value. Changes in the estimated fair value of the warrant liability are reported as (gain) loss in the accompanying consolidated statements of operations. We utilize the binomial option-pricing model to compute the fair value and to mark to market the fair value of the warrant liability at each consolidated balance sheet date. The binomial option-pricing model considers a range of assumptions related to the fair value of common stock (see below Fair Value of Common Stock for further details), volatility, dividend yield and risk-free interest rate. The binomial option pricing model includes subjective input assumptions that can materially affect the fair value estimates.

Note Payable

The Company has elected to measure the note payable debt instrument at fair value using the fair value option of ASC 825-10. We identified an embedded derivative related to a convertible feature in our promissory note with Alameda Research and in accordance with ASC 815-15-25-1 criterion (b), since we have elected to apply the fair value option to the debt, the Contingently Exercisable Share Settled Put/Call Option and any other embedded features will not be separated from the debt host. The note payable is carried on our consolidated balance sheets as a current liability estimated at fair value with changes in fair value reflected in earnings. We used a market yield approach to determine the fair value of the promissory note. The market yield approach model includes subjective input assumptions that can materially affect the fair value estimates.

Fair Value of Common Stock

We are required to estimate the fair value of the common stock underlying our share-based awards. The fair value of the common stock underlying our stock-based awards has been determined, in each case, based on a valuation model as discussed further below, and was approved by our Board of Directors. Our Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.

In the absence of a public market for our Common Stock, the valuation has been determined using appropriate valuation methodologies in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

We considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•	Historical financial performance;

•	Our business strategy;

•	Industry information, such as external market conditions and trends;

•	Likelihood of achieving a liquidity event, such as an initial public offering, SPAC merger, or strategic sale given prevailing market conditions and the nature and history of our business;

•	Prices, privileges, powers, preferences and rights of our convertible preferred stock relative to those of Dave Common Stock;

•	Forecasted cash flow projections for Dave’s business;

•	Publicly traded price of the special purpose acquisition company (“SPAC”);

•	Primary preferred stock financings and secondary common stock transactions of our equity securities;

•	Lack of marketability/illiquidity of the common stock underlying our stock-based awards involving securities in a private company; and

•	Macroeconomic conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event, the derived discount rate, and the selected multiples that are applied to our financial statistics are significant assumptions used to estimate the fair value of our common stock. If we had used different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

During 2019 and 2020, our estimated fair value of our common stock remained relatively consistent before a potential public listing through a business combination with a special purpose acquisition company was first considered in 2021 (“SPAC Transaction”).

The fair value for our common stock was estimated to be $0.69 per share as of August 5, 2019 (“August 2019 Valuation”) and $0.724 per share as of August 30, 2020 (“August 2020 Valuation”). In 2021, our management team first contemplated a SPAC Transaction, which was incorporated in the June 7, 2021 valuation that resulted in a fair value for our common stock of $6.40 per share (“June 2021 Valuation”). The SPAC Transaction was considered in the subsequent valuation performed as of October 6, 2021 that resulted in a fair value for Dave’s common stock of $7.97 per share (“October 2021 Valuation”).

The August 2019 Valuation and August 2020 Valuations were completed prior to the contemplation of the Business Combination, and at the time of these valuations our management did not expect a near-term exit. The August 2019 Valuation was performed at the time of the close of Dave’s Series B-1 and B-2 preferred equity financings (“Series B Financing”). Since no near-term exit was expected, the August 2019 Valuation was performed using the market approach, specifically the subject company transaction method was performed using a single option pricing model (“OPM”) as the allocation method. As a result, the fair value of our common stock was inferred from the Series B Financing. The August 2020 Valuation was performed using the market approach, specifically the guideline public company method (“GPCM”) and used a single OPM as the allocation methodology. The GPCM was performed by first considering the Series B Financing’s implied revenue multiple from the August 2019 valuation report, and then was adjusted based on changes in the guideline public company’s multiples since the Series B Financing occurred, with consideration for adjustments based on our comparative operational performance between the periods.

The June 2021 Valuation and October 2021 Valuation both used the hybrid method, wherein a probability-weighted expected return model (“PWERM”) incorporated an expected near-term SPAC exit scenario as well as an OPM. The OPM was used to model the value of common stock in a delayed exit/stay private scenario. Total equity values for each scenario management identified were estimated as of the measurement date. The delayed exit/stay private scenario total equity value was estimated using the discounted cash flow method under the income approach and the GPCM under the market approach. The total equity value in the SPAC Transaction scenario included in the June 2021 Valuation was determined based on the expected Business Combination pre-money valuation. The common stock price per share in the SPAC Transaction scenario included in the October 2021 Valuation was determined based on the publicly traded price of the SPAC as of the valuation date. Our management’s estimated probability for each scenario occurring at each valuation date was applied to the respective scenario’s indicated common stock value to arrive at the estimated fair value of common stock.

The increase in the fair value of our common stock between the August 2019 and August 2020 Valuations, and the June 2021 Valuation and the October 2021 Valuation was predominantly due to our progress towards completing the Business Combination that was not known or knowable at the earlier valuation dates. As previously discussed, the August 2019 Valuation utilized the Series B financing to determine the value of common stock in a single OPM. The August 2020 Valuation relied upon the GPCM with valuation multiples selected considering the implied multiples at the time of the Series B Financing, with appropriate adjustments to the multiples to account for changes in our financial and operational performance as well as to reflect changes in the guideline public companies’ multiples and comparative performance, from the close of the Series B financing to the August 2020 valuation date. In early 2021, we first contemplated a SPAC Transaction and began taking the necessary steps to prepare for a business combination with VPCC. The necessary steps undertaken to prepare for the Business Combination included meeting with VPCC and investment bankers, discussing timing expectations, and negotiating the preliminary letter of intent with VPCC. As our ongoing negotiations related to the Business Combination reflected an increased likelihood of a near-term exit transaction and/or liquidity event, the valuation of Dave’s equity as of the June 2021 Valuation took into consideration the indicated equity value implied by the negotiations as well as the uncertainty inherent in the future key milestones including execution of the Merger Agreement and VPCC’s shareholder vote. Similarly, the increase in the common stock value to $10.80 per share in the October 2021 Valuation resulted primarily from an increase in the probability of the near-term SPAC Transaction closing and an increase in the value of common stock in that scenario due to the passage of time and an increase in the SPAC’s publicly traded price as compared to the SPAC Transaction’s negotiated pre-money valuation. As a result, the increase in Dave’s common stock fair value between the valuation dates resulted directly from both the increase in the pre-money valuation and acceleration of the timing of an exit, from the Series B Financing to the Business Combination.

Please refer to Note 3 in our accompanying audited consolidated financial statements for the year ended December 31, 2021 included in this Amendment No.2 to the Form 8-K.

Allowance for Unrecoverable Advances

We maintain an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in outstanding Member advances. We currently estimate the allowance balance required using historical loss and collections experience, and, if relevant, the nature and volume of the portfolio, economic conditions, and other factors. Interpretations of the nature of volume of the portfolio and projections of future economic conditions involve a high degree of subjectivity. Changes to the allowance have a direct impact on the provision for unrecoverable advances in the consolidated statement of operations.

We consider advances over 120 days past due or which become uncollectible based on information available to us as impaired. All impaired advances are deemed uncollectible and subsequently written-off and are a direct reduction to the allowance for unrecoverable advances. Subsequent recoveries of Member advances written-off, if any, are recorded as a reduction to Member advances when collected, resulting in a reduction to the allowance for unrecoverable advances and a corresponding reduction to the provision for unrecoverable advances expense in the consolidated statements of operations.

Income Taxes

We follow ASC 740, Income Taxes (“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more-likely-than-not that the asset will not be realized.

ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded. We have estimated approximately $0.5 million and $0.1 of uncertain tax positions as of December 31, 2021 and 2020, respectively, related to state income taxes and research tax credits.

Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense within the statement of operations. We recognized approximately $0.004 million and $0.003 million of interest expense and penalties as a component of income tax expense during the years ended December 31, 2021 and 2020, respectively. There was approximately $0.007 million and $0.003 million of accrued interest and penalties as of December 31, 2021 and 2020, respectively.

We are subject to income tax in jurisdictions in which we operate, including the United States. For U.S. income tax purposes, we are taxed as a C-corporation.

We recognize deferred taxes for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. We recorded a valuation allowance against our deferred tax assets, net of certain deferred tax liabilities, at December 31, 2021 and 2020. Based upon management’s assessment of all available evidence, we have concluded that it is more-likely-than-not that the deferred tax assets, net of certain deferred tax liabilities, will not be realized.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company and to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 3 of our accompanying audited consolidated financial statements included in this Amendment No.2 to the Form 8-K for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2021 and 2020.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd- Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (1) the last day of the fiscal year (a) following March 4, 2026, (b) in which we have total annual gross revenue of at least $1.07 billion, (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recently Issued Accounting Standards

Refer to Note 3, “Significant Accounting Policies,” of our audited consolidated financial statements included in this Amendment No.2 to the Form 8-K for a discussion of the impact of recent accounting pronouncements.

Internal Control Over Financial Reporting

In connection with the audit of our consolidated financial statements for the years ended December 31, 2021 and 2020 material weaknesses in our internal control over financial reporting were identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. For more information concerning the material weaknesses identified, see section titled “Risk Factors—Dave identified material weaknesses in our internal control over financial reporting in its audited financial statements for the years ended December 31, 2021 and 2020 and if Dave is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Dave’s business and share price.”

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

We hold cash and cash equivalents and marketable securities for working capital purposes. We do not have significant exposure to market risk with respect to investments, as any investments we enter into are primarily highly liquid investments. As of December 31, 2021, we had cash and cash equivalents and marketable securities of $40.6 million, consisting of operating, savings and money market accounts which are not materially affected by changes in the general level of U.S. interest rates. Furthermore, all of the Convertible Notes issued by us accrue interest at a fixed rate.

We also have interest rate exposure as a result of our outstanding term loans under the Existing Financing Agreement. As of December 31, 2021, the aggregate outstanding principal amounts of the term loans was $35.0 million. The term loans bear interest at an annual rate equal to 6.95% plus a base rate defined as the greater of three-month LIBOR (as of the last day of each calendar month) and 2.55%. In November 2021, Dave OD Funding entered into an amendment of the Existing Financing Agreement which added a $20 million credit line (as amended, the “Credit Facility”) which has an interest rate of 8.95% annually plus a base rate defined as the greater of three-month LIBOR and 2.55% (a total of 11.5% as of December 31, 2021). If overall interest rates increase by 100 basis points, our interest expense would not be significantly affected.

Credit Risk

Financial instruments that potentially subject us to credit risk consist of cash, Member advances and deposits. We maintain our cash with major financial institutions. At times, cash account balances with any one financial institution may exceed FDIC insurance limits ($250,000 per depositor per institution). We believe the financial institutions that hold our cash are financially sound and, accordingly, minimal credit risk exists with respect to cash. Our payment processors also collect cash on our behalf and will hold these cash balances temporarily until they are settled the next business day. The Member advances are also subject to credit risk. See “Risk Factors—Risk Related to Our Business and Industry—Our non-recourse cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive.”

Inflation Risk

Historically, inflation did not have a material effect on our business, results of operations, or financial condition. During 2021, inflation has begun to increase. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations and financial condition.